EXHIBIT E-3

                                                      Padova, January 13 1998


Messrs.
ASA International Ltd.
10, Speen Street
Framingham
Massachusetts 01701
USA


Messrs.
Cedes Associates S.r.l.
Viale dell'Industria 32
PADOVA


Dear Sirs,

reference is made to your letter dated January 13, 1998 which is hereinbelow fully transcribed for acceptance.

QUOTE


                                                Padova, January 13 1998


Messrs.
CEDES S.r.l.
Viale dell'Industria 32
PADOVA

Messrs.

SIPI-U S.r.l.
Viale Leopardi 126
33100 UDINE

Re.: ADDENDUM TO THE AGREEMENTS FOR THE PURCHASE AND SALE OF ASSETS ON AN ON
     GOING CONCERN BASIS (CONTRATTI DI CESSIONE DI AZIENDA) EXECUTED ON DECEMBER 18, 1997 BETWEEN ASA INTERNATIONAL LTD. ON THE ONE PART AND, RESPECTIVELY, CEDES S.r.l. AND SIPI-U S.r.l. ON THE OTHER PART


Dears Sirs,

Upon the closing of the transactions provided for under the captioned agreements (closing which is taking place as of the date hereof) we wish to point out certain collateral agreements and understandings which have been reached between Cedes S.r.l. ("Cedes") and SIPI-U S.r.l. ("SIPI-U") on the one part and Asa International Ltd. ("Asa International") and Asa International's Italian subsidiary Cedes Associates S.r.l., with registered offices at Viale dell'Industria 32, Padova ("Asa Italy") on the other par t.

Unless otherwise specified herein, all terms used in this addendum (the "Addendum")( to the Agreements for the Purchase and Sale of Assets on an on going concern basis (Contratti di Cessione di Azienda) executed on December 18, 1997 between ASA International Ltd. on the one part and, respectively, Cedes S.r.l. and SIPI-U S.r.l. on the other part with the initial capital letter shall have the meaning attributed to them in such Agreements.

1.  Fondo Rischi e Oneri

     Cedes, SIPI-U, Asa International and Asa Italy (hereinafter collectively referred to also as the "Parties") recognize, acknowledge and accept that the so-called fondo rischi e oneri (as provided for under Articles 2.2(iii)(c), 3.2.1. and 6.4 of the Agreements and as resulting from the Reference Date Financial Statements) has been constituted for both Cedes and SIPI-U as of the date hereof. Such constitution has taken place by means of a loan in the amount of Itl. 475,000,000 (for Cedes) and Itl. 67,000,00 0 (for SIPI-U) extended to Cedes and to SIPI-U by Cedes' parent company Findest S.r.l.. The relevant amounts are respectively available: to Cedes in its bank current account no. 87233720186 at Banca Commerciale Italiana, Padova Branch; and to SIPI-U in its bank current account no. 24137440125 at Banca Commerciale Italiana, Padova Branch. The contracts between Cedes and SIPI-U and Banca Commerciale Italiana relevant to the above mentioned bank current accounts are to be included among the Business Contracts which are transferred from Sellers to Asa Italy under the Agreements.

2.  Additional Consideration in favour of Cedes

     The Parties acknowledge, recognize and accept that - due to a typing mistake - under Article 3.3.2 of the Agreement executed between Cedes and Asa International the number of shares of ASA Common Stock has been erroneously indicated in 50,000 (fifty-thousand), rather than in the correct figure of 100,000 (one hundred thousand). Accordingly, Article
     3.3.2 of the Agreement executed between Cedes and Asa International shall read as follows:

     If, for the year ending December 31, 1998, the aggregate pre-tax profits of ASA Italy related to the Business and to the business of SIPI-U (which Purchaser is purchasing from SIPI-U through a separate contract), computed in accordance with the methods used by Purchaser for reporting its results of operations to the U.S. Securities and Exchange Commission, equal or exceed 750,000,000 Italian Liras, then ASA International shall issue to Seller an additional 100,000 (one hundred thousand) shares of ASA Inter national Common Stock, promptly after the publication of such results.

3.  Deeds of Transfers

     The text of the Deeds of Transfer enclosed to the Agreements as Exhibits
     7.3 has been completed and partially amended upon mutual agreement of the Parties. The text of the new Deeds of Transfer which are executed and notarized as of the date hereof by and between Asa Italy on the one part and, respectively, Cedes and SIPI-U on the other part, are herewith enclosed as Exhibit 3.

4.  Lease Agreement relevant to Milan Offices of Cedes

     The Parties have mutually agreed to exclude from the Business Contracts to be transferred to Asa Italy the Lease Agreement concerning certain office spaces located in Cinisiello Balsama (Milan), which Cedes is currently part to. Accordingly, all rights and liabilities arising out from such Lease Agreement [which was identified as ISOIL in Exhibit 2.2(i)(c) to the Agreement between Cedes and ASA International] shall remain with Cedes.

5.  Insurance Contracts

     Contrary to what is provided for under Article 2.3(i)(d) of the Agreements, the Parties have agreed that the insurance contracts (which Sellers are part to) relevant to the insurance policies listed in Exhibit 5. Hereto shall be transferred from Sellers to Purchaser as from the Effective Date. As consequence of the above mentioned transfer, Purchaser shall be responsible of any future payment due to the insurance companies listed in, and shall reimburse (within January 31, 1998) to each Seller the amounts respectively specified under column Premiums to be Reimbursed to Sellers of, Exhibit 5 hereto (amounts which pertain to insurance premiums related to periods extending after the Effective Date, already paid for by Sellers).

6.  Immobilizzazioni Immateriali Nette - Value Rectification

     The Parties have agreed to rectify the value of the so-called Immobilizzazioni Immateriali Nette reported in the Reference Date Financial Statements enclosed as Exhibit 3.1.1 to both the Agreements. In particular, such rectification consists of (i) the reduction of the value of the Immobilizzazioni Immateriali Nette relevant to Cedes from Itl. 29,000,000 to Itl. 1,000,000; and (ii) the reduction of the value of the Immobilizzazioni Immateriali Nette relevant to SIPI-U from Itl. 32,000,000 to Itl. 1,000,000 . Accordingly, with respect to the Immobilizzazioni Immateriali Nette the value of Itl. 1,000,000 shall be indicated in the Effective Date Financial Statements relevant to both Cedes and SIPI-U and the above mentioned reduction shall be taken into proper account to the extent of calculating any possible price adjustments and of determining the Final Purchase Price, pursuant to the provisions of Article 3.2 of the Agreements.

7.  Joint Press Release

     The Parties have agreed to distribute to the local newspapers and to the national and, if the case, international, press agencies a joint press release, whose text is herewith enclosed as Exhibit 7.

7.  No Other Changes

     All other terms and provisions of the Agreements remain unchanged and will continue to apply and be in fore.


If you agree on the contents of the above Addendum please have it re-typed and sent back to us duly initialized and signed in order to express your acceptance.

ASA International Ltd.
Mr. Alfred C. Angelone
(Chief Executive Officer)

/s/ Alfred C. Angelone

Cedes Associates S.r.l.
Mr. Alfred C. Angelone
(President)

/s/ Alfred C. Angelone

UNQUOTE

Yours Sincerely

CEDES S.r.l.
Mr. /s/ Alfonse Ostinelli
Title: Procuratore Speciale

SIPI-U S.r.l.
Mr. /s/ Alfonse Ostinelli
Title: Procuratore Speciale

                                                                 EXHIBIT 3.

                           TO THE ADDENDUM TO THE AGREEMENTS
                                DATED JANUARY 13, 1998



                        REVISED TEXT OF THE DEEDS OF TRANSFERS